Exhibit 99.1

Banc of California Announces Expanded Line of Credit

IRVINE, Calif., (April 20, 2016) – Banc of California, Inc. (NYSE: BANC), the holding company for Banc of California, National Association, today announced it has expanded the Company’s undrawn, revolving line of credit from $25 million to $75 million. The line of credit was underwritten by Wells Fargo Bank.

“The expanded capacity on our holding company line of credit recognizes our accelerating financial performance and the continued strength of our balance sheet,” said Steven Sugarman, Chairman and Chief Executive Officer of Banc of California. “The expanded credit facility reflects our focus on optimizing our balance sheet and further strengthening both our funding and liquidity profile. This facility provides us with additional investment flexibility at the holding company to support the growth and expansion of our business.”

About Banc of California, Inc.

Banc of California, Inc. (NYSE: BANC) provides comprehensive banking services to California’s diverse businesses, entrepreneurs and communities. Banc of California operates over 100 offices in California and the West.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

INVESTOR RELATIONS INQUIRIES:	MEDIA INQUIRIES:
Banc of California, Inc.	Vectis Strategies
Timothy Sedabres, (855) 361-2262	David Herbst, (213) 973-4113 x101

18500 Von Karman Ave. ● Suite 1100 ● Irvine, CA 92612 ● (949) 236-5250 ● www.bancofcal.com